EXHIBIT 10.1

PURCHASE AND SALE AGREEMENT
AND JOINT ESCROW INSTRUCTIONS
dated
August 11, 2016,
by and among
GAHC4 IRON MOB PORTFOLIO, LLC
as Buyer,
and
CULLMAN POB PARTNERS I, LLC,
CULLMAN POB II, LLC,
AND

HCP COOSA MOB, LLC,
collectively, as Sellers

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	8.7	Litigation	22
	8.8	Zoning and Condemnation	23
	8.9	Service Contracts	23
	8.10	FIRPTA	23
	8.11	OFAC	23
	8.12	Solvency	23
	8.13	Employees	23
	8.14	Property Documents	24
	8.15	Seller’s Knowledge	24
	8.16	Survival	24

9.	BUYER’S REPRESENTATIONS AND WARRANTIES		24
	9.1	Due Organization	24
	9.2	Buyer’s Authority; Validity of Agreements	24
	9.3	OFAC	25
	9.4	No Plan Assets	25
	9.5	Solvency	25
	9.6	Survival	25

10.	ADDITIONAL COVENANTS AND AGREEMENTS		26
	10.1	Sellers Covenants Prior to Closing	26
	10.2	As-Is	27
	10.3	Release	27
	10.4	Limitation on Seller’s Liability	28
	10.5	Changes in Conditions	28

11.	RISK OF LOSS		29
	11.1	Condemnation	29
	11.2	Casualty	29

12.	REMEDIES		30
	12.1	Liquidated Damages	30
	12.2	Default by Sellers	31

13.	BROKERS		32

14.	MISCELLANEOUS PROVISIONS		32
	14.1	Governing Law	32
	14.2	Entire Agreement	32
	14.3	Modification; Waiver	32
	14.4	Notices	33
	14.5	Expenses	34
	14.6	Assignment	34
	14.7	Severability	35
	14.8	Successors and Assigns; Third Parties	35
	14.9	Counterparts	35
	14.10	Headings; Word Meaning	35

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14.11	Time of Essence	35
14.12	Further Assurances	35
14.13	Number and Gender	36
14.14	Construction	36
14.15	Exhibits	36
14.16	Attorneys’ Fees	36
14.17	Business Days	36
14.18	Early Termination	36
14.19	Waiver of Known Defaults	36
14.20	Confidentiality	36
14.21	Bulk Sales	37
14.22	IRS Real Estate Sales Reporting	37
14.23	Sellers’ Liquidity Covenant	37
14.24	Section 1031 Exchange	38
14.25	Buyer’s Disclosures	38
14.26	Survival of Provisions After Closing	38
14.27	Exclusivity	38

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PURCHASE AND SALE AGREEMENT
AND JOINT ESCROW INSTRUCTIONS
THIS PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS (this “Agreement”) is made and entered into as of August 11, 2016 (the “Execution Date”), by and among GAHC4 IRON MOB PORTFOLIO, LLC, a Delaware limited liability company (“Buyer”), CULLMAN POB PARTNERS I, LLC, a Delaware limited liability company (“Cullman I”), CULLMAN POB II, LLC, a Delaware limited liability company (“Cullman II”), and HCP COOSA MOB, LLC, a Delaware limited liability company (“Coosa”), for the purpose of setting forth the agreement of the parties and of instructing Chicago Title Insurance Company (“Escrow Agent”), with respect to the transactions contemplated by this Agreement. Cullman I, Cullman II and Coosa are sometimes each referred to herein as a “Seller” and are sometimes collectively referred to herein as “Sellers.”
R E C I T A L S

A.    Cullman I (as successor-in-interest to Cullman POB Partners I, Ltd., an Alabama limited partnership) (i) is the ground lessee under that certain ground lease as more particularly described on Exhibit A attached hereto (as so amended, the “Cullman I Lease”), pursuant to which Cullman I ground leases from Cullman Regional Medical Center, Inc., an Alabama not-for profit corporation organized under the laws of the State of Alabama (“Cullman Landlord”), certain real property more particularly described therein located at 1948 Alabama Highway 157, Cullman, Alabama 35058, as more particularly described on Exhibit A-1 attached hereto (the “Cullman I Land Parcel”), and (ii) pursuant and subject to the terms, conditions, provisions and limitations of the Cullman I Lease, owns an interest in that certain approximately 90,767 square feet professional office building on the property commonly known as the Cullman Medical Center Campus (such facility being hereinafter referred to as “Cullman POB 1”).
B.    Cullman II (as successor-in-interest to Cullman POB II, L.L.C., an Alabama limited liability company) (i) is the ground lessee under that certain ground lease as more particularly described on Exhibit A attached hereto (as so amended, the “Cullman II Lease”), pursuant to which Cullman II ground leases from Cullman Landlord certain real property more particularly described therein located at 1890 Alabama Highway 157, Cullman, Alabama 35058, as more particularly described on Exhibit A-2 attached hereto (the “Cullman II Land Parcel”), and (ii) pursuant and subject to the terms, conditions, provisions and limitations of the Cullman II Lease, owns an interest in that certain approximately 74,500 square feet professional office building on the property commonly known as the Cullman Medical Center Campus (such facility being hereinafter referred to as “Cullman POB 2”).
C.    Coosa (as successor-in-interest to Coosa Med Building, LLC, an Alabama limited liability company) (i) is the ground lessee under that certain ground lease as more particularly described on Exhibit A attached hereto (as so amended, the

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“Coosa Lease”), pursuant to which Coosa ground leases from Sylacauga Health Care Authority, an Alabama healthcare authority (as successor-in-interest to Baptist Health System, Inc., an Alabama nonprofit corporation), certain real property more particularly described therein located at 315 West Hickory Street, Sylacauga, Alabama 35150, also known as 209 West Spring Street, Sylacauga, Alabama 35150, as more particularly described on Exhibit A-3 attached hereto (the “Coosa Land Parcel”), and (ii) pursuant and subject to the terms, conditions, provisions and limitations of the Coosa Lease, owns an interest in an approximately 42,774 gross square foot medical professional office building (such facility being hereinafter referred to as “Coosa Valley”).
D.    The Cullman I Lease, the Cullman II Lease and the Coosa Lease are sometimes each referred to herein as a “Lease” and are sometimes collectively referred to herein as the “Leases”. The Cullman I Land Parcel, the Cullman II Land Parcel and the Coosa Land Parcel, together with all of Sellers’ right, title and interest in, to and under all privileges, rights, easements and appurtenances belonging to such land, including without limitation, all right, title and interest (if any) of Sellers in and to any streets, alleys, passages, and other rights-of-way or appurtenances included in, adjacent to or used in connection with such land and all right, title and interest (if any) of Sellers in all mineral and development rights appurtenant to such land, are sometimes each referred to herein as a “Land Parcel” and are sometimes collectively referred to herein as the “Land Parcels.”
E.    Cullman POB 1, Cullman POB 2 and Coosa Valley, together with Sellers’ right, title and interest, pursuant and subject to the terms, conditions, provisions and limitations of the Leases, in, to and under all buildings, structures and other improvements and all fixtures, systems and facilities located on the Land Parcels, are sometimes each referred to herein as a “Facility” and are sometimes collectively referred to herein as the “Facilities”. Each Seller’s right, title and interest in, to and under the Leases, the Land Parcels (if any), and the Facilities, together with the “Personal Property,” and the “Intangible Property” (each as hereinafter defined), are sometimes collectively referred to herein as the “Property.”
F.    Each Seller desires to sell, transfer and convey its right, title and interest in, to and under the Property and Buyer desires to purchase and acquire each Seller’s right, title and interest in, to and under the Property, from Sellers, in each case upon and subject to the terms and conditions set forth in this Agreement.
A G R E E M E N T
NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Sellers hereby agree, and instruct Escrow Agent, as follows:

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1.    PURCHASE AND SALE.
1.1    Agreement. Subject to all of the terms and conditions of this Agreement, each Seller agrees to sell to Buyer, and Buyer agrees to purchase from each Seller, all of such Seller’s right, title and interest in, to and under the Property, as applicable, upon and subject to the terms and conditions set forth herein.
1.2    Indivisible Economic Package. Subject to the terms of Sections 4.3 and 11 hereof, Buyer has no right to purchase, and Sellers have no obligation to sell, less than all of the Property, it being the express agreement and understanding of Buyer and Sellers that, as a material inducement to Sellers and Buyer to enter into this Agreement, Buyer has agreed to purchase, and Sellers have agreed to sell, all of the Property, subject to and in accordance with the terms and conditions hereof.
2.    PURCHASE PRICE.
2.1    Purchase Price. The purchase price of the Property (the “Purchase Price”) shall equal Thirty One Million Dollars ($31,000,000.00) subject to adjustment as hereinafter provided. Buyer and Sellers hereby acknowledge and agree that the Purchase Price shall be allocated to the Facilities as set forth on Exhibit C attached hereto. The Purchase Price shall be payable as set forth in this Article 2.
2.2    Deposit. On or before the third (3rd) “Business Day” (as hereinafter defined) following the Execution Date, Buyer shall deposit into “Escrow” (as hereinafter defined) the sum of Seven Hundred Fifty Thousand Dollars ($750,000.00) (which amount, together with any and all interest and dividends earned thereon, shall hereinafter be referred to as the “Initial Deposit”), by wire transfer or by certified or bank check payable to the order of Escrow Agent. If Buyer has not previously terminated this Agreement in accordance with the terms hereof, then on or before the third (3rd) Business Day following the “Due Diligence Termination Date” (as hereinafter defined), Buyer shall deposit into Escrow the additional sum of Two Hundred Fifty Thousand Dollars ($250,000.00) (which sum, together with any and all interest and dividends earned thereon, shall hereinafter be referred to as the “Additional Deposit”), by wire transfer or by certified or bank check payable to the order of Escrow Agent. As used herein, the term “Deposit” shall mean, collectively, the Initial Deposit and the Additional Deposit (or such portion thereof that has theretofore been deposited into Escrow). Escrow Agent shall invest the Deposit in insured money market accounts, certificates of deposit or United States Treasury Bills as Buyer may instruct from time to time, provided that such investments are federally issued or insured. At the “Closing” (as hereinafter defined), the Deposit shall be paid to Sellers and credited against the Purchase Price. In the event that the transactions contemplated herein are not consummated for any reason, then the Deposit shall be held and disbursed in accordance with the terms of this Agreement. Sellers shall not be responsible for, nor shall Sellers bear the risk of loss of, the Deposit and Sellers shall not be responsible for the rate of return thereon. Notwithstanding anything to the contrary contained herein, One Hundred Dollars ($100.00) of the Deposit will be non-refundable to Buyer and shall be immediately distributed to Sellers as

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independent consideration for Sellers entering into this Agreement (“Independent Consideration”). Such Independent Consideration is fully earned by Sellers, is non-refundable under any circumstances, but will be applied to the Purchase Price at Closing.
2.3    Balance. At the Closing, Buyer shall pay to Sellers the balance of the Purchase Price over and above the Deposit, by wire transfer of immediately available federal funds, net of all credits and prorations as provided herein, including those described in Section 7.5 hereof.
3.    OPENING OF ESCROW. On or before the second (2nd) Business Day after the Execution Date, Buyer and Sellers shall cause an escrow (“Escrow”) to be opened with Escrow Agent (the “Opening of Escrow”) by delivery to Escrow Agent of a fully executed copy of this Agreement. Escrow Agent shall promptly deliver to Buyer and Sellers written notice of the date of the Opening of Escrow. This Agreement shall constitute escrow instructions to Escrow Agent as well as the agreement of the parties. Escrow Agent is hereby appointed and designated to act as Escrow Agent and instructed to deliver, pursuant to the terms of this Agreement, the documents and funds to be deposited into Escrow as herein provided. Escrow Agent shall perform the obligations and duties as Escrow Agent to the best of its ability. Escrow Agent is acting in the capacity of a mere stakeholder only, and as such, shall not be answerable, liable or accountable except for its willful misconduct or gross negligence in the performance of its obligations and duties as Escrow Agent. Buyer and Sellers hereby jointly agree to indemnify, defend and hold Escrow Agent harmless against any and all loss, damage or expense (including but not limited to reasonable attorneys’ fees, charges and disbursements, if any, and the enforcement of this indemnity) which it may incur by reason of performance, in the absence of willful misconduct or gross negligence, of its obligations and duties as Escrow Agent. In the event of conflicting instructions to Escrow Agent, Escrow Agent shall be obligated to perform such obligations and duties only pursuant to joint written instructions from Buyer and Sellers or an order of a court of competent jurisdiction, and no implied duties or obligations shall be binding upon Escrow Agent. In the event of conflicting instructions to Escrow Agent, or if Escrow Agent is named or joined in any lawsuit relating to this Agreement, Escrow Agent is hereby additionally authorized and empowered, at Escrow Agent’s option, to deliver the Deposit in interpleader to the Clerk of the Supreme Court of New York County, New York, whereupon Escrow Agent shall be released from any further obligations or liabilities.
4.    ACTIONS PENDING CLOSING.
4.1    Due Diligence; Property Documents. On or before the third (3rd) Business Day following the Execution Date, Sellers shall make available to Buyer for its review and copying, at Buyer’s sole cost and expense, either through an on-line data room system or during normal business hours and upon reasonable advance notice to Sellers, at the management offices of the Facilities, accurate and complete copies of all contracts, documents, books, records and other materials relating to the Property (including, without limitation, copies of the items set forth on Exhibit D attached hereto), to the extent that

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such items exist and are in Sellers’ possession or reasonable control and are not privileged or attorney-client work product (collectively, the “Property Documents”). Each of the items set forth on Exhibit D attached hereto shall be posted to the on-line data room.
4.1.2    Buyer’s Diligence Tests. At all reasonable times during the thirty (30) day period commencing on the Execution Date (the “Due Diligence Period”), Buyer, its agents and representatives shall be entitled at Buyer’s sole cost and expense to: (a) enter onto each Facility during normal business hours and upon reasonable advance notice to each applicable Seller, to perform any inspections, investigations, studies and tests of the Property (including, without limitation, physical, structural, mechanical, architectural, engineering, soils, geotechnical and environmental tests, appraisals, tenant interviews, vendor interviews, and underwriting analyses that Buyer deems reasonable); (b) review all Property Documents; and (c) investigate such other matters as Buyer may desire; provided, however, that if Buyer desires to do any Phase II or other invasive environmental testing of any portion of the Property or contact any third party property management employees for the Property, Buyer shall first obtain each applicable Seller’s prior written approval which may be granted or withheld in each applicable Seller’s sole and absolute discretion; and provided further, however, that if Buyer desires to contact and/or communicate with any governmental authority having jurisdiction over the Property, Buyer may do so solely to the extent necessary to obtain zoning and building code reports and municipal and title lien searches for the Property and such other usual and customary title and public record searches conducted by third parties preparing such zoning and building code reports and title commitments, including, without limitation, general tax questions, to the extent not identifying the proposed sale, Sellers or the Property (it being acknowledged and agreed by Buyer that no other contact and/or communication with any governmental authority having jurisdiction over the Property shall be permitted without Sellers’ prior written consent which Sellers may withhold in their sole and absolute discretion). Sellers shall, at Sellers’ expense, turn on, run and maintain, without any interruption in service, electrical power and all utilities to the Property (including, without limitation, plumbing, heating and air conditioning systems) to facilitate Buyer’s testing and investigations thereof. At Buyer’s request, each applicable Seller and Buyer shall schedule interviews of tenants at the Property (collectively, “Tenants”), at which a representative of each applicable Seller shall, at each applicable Sellers’ election, be present. A representative of each applicable Seller shall, at each applicable Seller’s election, accompany Buyer in connection with the Buyer’s exercise of its rights under this Section 4.1.2. Any entry by Buyer onto the Property shall be subject to, and conducted in accordance with, all applicable laws and the terms of the space leases and other occupancy agreements now in effect at the Property (collectively, the “Space Leases”) so, provided Sellers shall have delivered (or made available in the on-line data room) a copy thereof to Buyer, as to avoid any unreasonable interference with the occupancy of the Property and to avoid any material disturbance of any of the Tenants. If Buyer or its representatives undertake any borings or other disturbances of the soil of the Property, the soil shall be re-compacted to its condition immediately before any such borings or other disturbances were undertaken. Buyer agrees that from the

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Execution Date through the Due Diligence Termination Date, Buyer shall carry, or cause its agent to carry, workers’ compensation and general liability insurance in the amount of $1,000,000.00 per occurrence, which insurance shall name each applicable Seller as an additional insured; upon request, Buyer shall provide each applicable Seller with proof of such insurance prior to commencing Buyer’s physical inspections of the Property. Buyer shall keep the Property free and clear of any mechanic’s or materialmen’s liens arising out of any entry onto or inspection of the Property by or on behalf of Buyer. Buyer shall indemnify, protect, defend and hold each Seller (and each Seller’s members, partners, shareholders, agents, officers, employees and representatives, together with Sellers, the “Seller Indemnified Parties”) harmless from and against any and all actual, out-of-pocket claims (including, without limitation, claims for mechanic’s liens or materialmen’s liens), causes of action, demands, obligations, losses, damages, liabilities, judgments, costs and expenses (including, without limitation, reasonable attorneys’ fees, charges and disbursements) (collectively, “Claims”) in connection with or arising out of any inspections carried on by or on behalf of Buyer pursuant to the terms hereof; provided, however, that Buyer shall not indemnify any Seller Indemnified Parties for any Claims caused by any Seller Indemnified Parties’ gross negligence or willful misconduct or the discovery of any pre-existing conditions disclosed by Buyer’s investigations (to the extent not exacerbated by Buyer’s investigations) or any damages caused by any Seller Indemnified Party. In the event that this Agreement is terminated for any reason, Buyer shall repair any damage to the Property caused by its entry thereon and restore the same to the condition in which it existed prior to such entry. The provisions of this Section 4.1.2 shall survive the Closing or the earlier termination of this Agreement. Buyer may also, at its sole cost and expense, conduct lien searches covering Sellers and the Property.
4.1.3    Buyer’s Termination Right. Buyer shall have the right at any time on or before the last day of the Due Diligence Period (the “Due Diligence Termination Date”) to terminate this Agreement by delivering a written notice of such termination to Sellers and Escrow Agent for any reason or no reason at all, in which case (a) Escrow Agent shall return the Deposit (minus the Independent Consideration) to Buyer, (b) the parties shall equally share the cancellation charges of Escrow Agent and “Title Company” (as hereinafter defined), if any, and (c) this Agreement shall automatically terminate and be of no further force or effect and no party shall have any further rights or obligations hereunder, other than pursuant to any provision hereof which expressly survives the termination of this Agreement. In the event that Buyer fails to deliver a written termination notice to Sellers and Escrow Agent on or before the Due Diligence Termination Date, then Buyer shall be deemed to have unconditionally waived its termination right under this Section 4.1.3.
4.2    Title.
4.2.1    Deliveries by Sellers. Buyer may, at its sole cost and expense, (a) cause Chicago Title Insurance Company, 711 Third Avenue, Suite 500, New York, New York 10017, (212) 880-1237, Attn: Neal Miranda (in such capacity, “Title Company”) to issue and deliver to Buyer, with a copy to each applicable Seller, (i) a current preliminary title report or commitment for a standard coverage leasehold owner’s policy of title

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insurance for each Facility or the interest Buyer will be acquiring therein pursuant to this Agreement (collectively, the “PTRs”), and (ii) legible copies of all documents referenced therein as exceptions (collectively, the “Underlying Documents”), and (b) cause a licensed surveyor to deliver to Buyer, with a copy to each applicable Seller, a current as-built survey for each Land Parcel and Facility certified for the benefit of Buyer, each applicable Seller and Title Company (collectively, the “Surveys”). The PTRs, the Underlying Documents and the Surveys shall be collectively referred to herein as the “Title Documents.”
4.2.2    Buyer’s Review of Title. Buyer shall have until the Due Diligence Termination Date to notify Sellers in writing of any objection which Buyer may have to any matters reported or shown in the Title Documents or any updates thereof (“Buyer’s Objection Letter”) (provided, however, that if any such updates are received by Buyer after the expiration of the Due Diligence Termination Date, Buyer shall have an additional five (5) Business Days following Buyer’s receipt of such update and copies of all documents referenced therein to notify Sellers of objections to items shown on any such update which were not disclosed on the previously delivered Title Documents). In addition to the Space Leases and Leases, matters reported in or shown by the Title Documents (or any updates thereof) and not timely objected to by Buyer as provided above shall be deemed to be “Permitted Exceptions;” provided, however, Permitted Exceptions shall expressly exclude the so-called “standard exceptions” or “pre-printed” exceptions that are subject to deletion by the Title Company upon receipt of a standard owner’s affidavit and/or indemnity in the form of Exhibit T attached hereto, which each applicable Seller shall provide at Closing (each, an “Affidavit”). Notwithstanding anything to the contrary contained herein, in the event that Buyer fails to obtain any Survey on or before the fifth (5th) Business Day prior to the Due Diligence Termination Date, any and all exceptions identified on the applicable PTR or any update thereof relating to such Survey shall be deemed to be Permitted Exceptions to the extent not previously raised in Buyer’s Objection Letter. Sellers shall have no obligation to cure or correct any matter objected to by Buyer; provided, however Permitted Exceptions shall expressly exclude and each applicable Seller shall be obligated, at its sole cost and expense, to satisfy and release of record, at or prior to Closing, all monetary liens and encumbrances affecting the Property, including any deeds of trust, mortgages, fixture filings, tax liens, judgments, mechanics’ liens, materialmens’ liens, and/or other liens or charges in a fixed sum, and each applicable Seller authorizes the use of the Purchase Price or a portion thereof to pay and discharge the same at Closing. On or before the tenth (10th) Business Day following Sellers’ receipt of Buyer’s Objection Letter, Sellers may elect, by delivering written notice of such election to Buyer and Escrow Agent (“Sellers’ Response”) whether to cause Title Company to remove or insure over any matters objected to in Buyer’s Objection Letter. If Sellers fail to deliver Sellers’ Response within the time frame set forth above, it shall be deemed to be an election by Sellers not to cause Title Company to so remove or insure over such objections. If Sellers elect not to cause Title Company to so remove or insure, then Buyer must elect, by delivering written notice of such election to Sellers and Escrow Agent on or before the earlier to occur of (a) the fifth (5th) Business Day following Buyer’s receipt of Sellers’ Response or (b) if no

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Sellers’ Response is received by Buyer, the fifth (5th) Business Day following the date on which Sellers shall have been deemed to have responded, as provided above, to: (i) terminate this Agreement (in which case Escrow Agent shall return the Deposit (minus the Independent Consideration) to Buyer, the parties shall equally share the cancellation charges of Escrow Agent and Title Company, if any, and no party shall thereafter have any rights or obligations to the other hereunder, other than pursuant to any provision hereof which expressly survives the termination of this Agreement); or (ii) proceed to a timely Closing, subject to the terms and conditions herein, whereupon such objected to exceptions or matters shall be deemed to be Permitted Exceptions. In the event that Buyer fails to make such election on a timely basis, then Buyer shall be deemed to have elected to terminate this Agreement in accordance with the preceding clause (i), subject to Sellers’ right to revise Sellers’ Response within two (2) Business Days after such election or deemed election by Buyer to agree to cure the matters in Buyer’s Objection Letter giving rise to Buyer’s termination right. Sellers shall convey title to the Property to Buyer, free and clear of all liens and encumbrances, subject only to the Permitted Exceptions.
4.3    Existing ROFRs. As of the Execution Date, the Facilities set forth on Exhibit E attached hereto are subject to transfer consent rights, rights of first refusal and/or rights of first offer identified on such Exhibit E in favor of the ground lessors under the Leases that may be triggered by the transactions contemplated herein (each, an “Existing ROFR”), and collectively, the “Existing ROFRs”). Notwithstanding anything to the contrary contained herein, in the event that any such Existing ROFR is not waived (or, if applicable, either deemed waived or consented to in accordance with the applicable Lease granting such applicable Existing ROFR) by such applicable ground lessor prior to the Closing, the portion of the Property relating to such Facility encumbered by such Existing ROFR shall be removed automatically from this Agreement, the parties shall proceed to Closing without such portion of the Property and the Purchase Price shall be reduced by the amount allocable to such Facility as set forth on Exhibit C attached hereto. In the event Sylacauga Health Care Authority exercises its rights under the Existing ROFR with respect to Coosa Valley, Coosa shall reimburse Buyer for all Buyer’s actual out-of-pocket expenses not to exceed Thirty Thousand Dollars ($30,000.00) allocable to Coosa Valley, including, but not limited to, property inspections, third party reports, title and survey updates and any other necessary due diligence conducted in the course of the transactions contemplated herein, and attorney’s fees relating thereto.
4.4    Property Contracts. During the Due Diligence Period, Sellers shall deliver to Buyer legible copies of all contracts or other third party agreements (including any amendments, modifications or underlying master agreements thereto) identified on Exhibit F-1 attached hereto (collectively, the “Service Contracts”). Except with respect to the Service Contracts identified on Exhibit F-2 attached hereto, which shall constitute Assumed Service Contracts (as defined below), Buyer shall not be required to assume any Service Contracts at Closing. On or prior to the expiration of the Due Diligence Period, Buyer shall notify Sellers of any Service Contracts it has elected to assume in its sole and absolute discretion. Such Service Contracts, if any, that Buyer elects in writing to assume are referred to herein as the “Assumed Service Contracts”. Any failure by

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Buyer to send notice pursuant to this Section 4.4 shall be deemed to mean that Buyer has elected not to assume any Service Contracts. On the Closing Date, the applicable Seller shall terminate, at such Seller’s sole cost and expense, including with respect to any termination fee or other costs associated with such termination, any Service Contracts that Buyer does not elect (or is deemed not to have elected) to assume. Notwithstanding any language to the contrary contained herein, the applicable Seller shall terminate, at such Seller’s sole cost and expense, including with respect to any termination fee or other costs associated with such termination, any and all leasing commission agreements, property management agreements, or asset management agreements affecting all or any portion of the Property, the Leases or the Space Leases to which any Seller is a party or otherwise bound effective on or before the Closing Date.
5.    DESCRIPTION OF PERSONAL AND INTANGIBLE PROPERTY.
5.1    The Personal Property. As used herein, the term “Personal Property” shall mean: all of Sellers’ right, title and interest in, to and under that certain tangible personal property, including but not limited to sculptures, paintings and other artwork, equipment, furniture, machinery, appliances, tools and supplies owned by Sellers and situated at the Land Parcels and used by Sellers exclusively in connection with the use, operation, leasing, maintenance or repair of all or any portion of the Land Parcels as of the Closing Date.
5.2    The Intangible Property. As used herein, the term “Intangible Property” shall mean all of Sellers’ right, title and interest in, to and under that certain intangible property owned by Sellers and used by Sellers exclusively in connection with all or any portion of the Land Parcels and/or the Personal Property, including, without limitation, all of Sellers’ rights, titles and interests, if any, in, to and under: (a) the Space Leases, the Leases, the Assumed Service Contracts, all books, records, reports, soil and substrata studies and all other studies, test results, environmental assessments, surveys, site plans, as-built plans, floor plans, landscaping plans and all other plans, specifications and drawings, and other similar documents and materials relating to the use, operation, maintenance, repair, construction or fabrication of all or any portion of the Land Parcels and/or the Personal Property; (b) all rights, if any, in and to the names of the Facilities; (c) all transferable business or operating licenses, use, occupancy, building, architectural, site, landscaping or other licenses or permits, applications, approvals, authorizations, development rights and other entitlements affecting any portion of the Land Parcels; and (d) all transferable guarantees, warranties and utility contracts relating to all or any portion of the Land Parcels.
6.    CONDITIONS TO CLOSING.
6.1    Buyer’s Closing Conditions. The obligation of Buyer to complete the transactions contemplated by this Agreement is subject to the following conditions precedent (and conditions concurrent, with respect to deliveries to be made by the parties at the Closing) (the “Buyer’s Closing Conditions”), which conditions may be waived, or the time for satisfaction thereof extended, by Buyer in its sole and absolute discretion

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only in a writing executed by Buyer (provided, however, that Buyer’s authorization to the Title Company to record the “Ground Lease Assignments” (as hereinafter defined) shall be deemed to be a waiver of any unsatisfied conditions regardless of whether Buyer executes a separate written instrument to that effect at the Closing):
6.1.1    Title. Title Company shall be unconditionally prepared and irrevocably committed to issue to Buyer (with an effective date not earlier than the date and time of recording), as to each Facility a standard coverage owner’s policy of title insurance for the benefit of Buyer for Buyer’s interest in the applicable Facility (a) showing Buyer’s (i) leasehold interest in and to the applicable Land Parcel pursuant and subject to the terms, conditions, provisions and limitations of the applicable Lease and (ii) right, title and interest in and to the buildings situated on the applicable Land Parcel pursuant and subject to the terms, conditions, provisions and limitations of the applicable Lease, (b) with liability coverage in an amount equal to the portion of the Purchase Price allocated to such portion of the Property pursuant to the terms of Section 2 hereof, (c) with those endorsements reasonably requested by Buyer (provided that such endorsements are available in the State of Alabama and are paid for by Buyer in accordance with the terms hereof), and (d) containing no exceptions other than the applicable Permitted Exceptions (collectively, the “Owner’s Title Policies”). The Owner’s Title Policies shall also insure any beneficial easements serving the Land Parcels, as reasonably requested by Buyer.
6.1.2    Sellers’ Due Performance. All of the representations and warranties of each Seller set forth in this Agreement shall be true, correct and complete in all material respects as of the Closing Date, and each Seller, on or prior to the Closing Date, shall have complied with and/or performed all of the material obligations, covenants and agreements required on the part of such Seller to be complied with or performed pursuant to the terms of this Agreement.
6.1.3    Bankruptcy. No action or proceeding shall have been commenced by or against any of the Sellers or ground lessors under the federal bankruptcy code or any state law for the relief of debtors or for the enforcement of the rights of creditors, and no attachment, execution, lien or levy shall have attached to or been issued with respect to any Seller’s or ground lessor’s interest in the Property or any portion thereof.
6.1.4    Ground Lease Assignments. At the Closing, each Seller shall assign to Buyer (and Buyer shall assume each Seller’s obligations with respect to arising on and after the Closing Date) all of such Seller’s rights, titles and interests in, to and under the applicable Lease, pursuant to ground lease assignments in the form of Exhibit G attached hereto (collectively, the “Ground Lease Assignments”).
6.1.5    Space Lease Assignments. At the Closing, each Seller shall assign all of such Seller’s rights and remedies under the Space Leases (including, without limitation, such Seller’s rights to any “Security Deposits” (as hereinafter defined) and prepaid rent) to Buyer, and Buyer shall assume the obligations of each Seller with respect

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thereto arising on and after the Closing Date, pursuant to assignments of Space Leases in the form of Exhibit H attached hereto (collectively, the “Space Lease Assignments”).
6.1.6    Tenant Notices. At the Closing, each Seller shall deliver to Buyer letters in the form of Exhibit I attached hereto, duly executed by such Seller, dated as of the Closing Date and addressed to the applicable Tenants, informing such Tenants of the assignment of the applicable Space Leases to Buyer, together with an instruction to pay all amounts due or to become due under such Space Leases to Buyer (collectively, the “Tenant Notices”).
6.1.7    Bills of Sale. At the Closing, each Seller shall transfer to Buyer (and Buyer shall assume each Seller’s obligations, if any, accruing from and after the Closing with respect to) all of such Seller’s rights, titles and interests in and to the (i) Personal Property, and (ii) Intangible Property (other than the Space Leases and Leases) free and clear of all liens, pursuant to bills of sale in the form of Exhibit J attached hereto (collectively, the “Bills of Sale”).
6.1.8    Non-Foreign Affidavits. At the Closing, each Seller shall cause to be delivered to Buyer an executed non-foreign affidavit in the form of Exhibit K attached hereto (collectively, the “Non-Foreign Affidavits”).
6.1.9    Tenant Estoppels. At least two (2) Business Days prior to the Closing Date, Sellers shall have delivered to Buyer estoppel certificates executed by (i) Sylacauga Health Care Authority (aka Coosa Valley Medical Center), as the sole tenant at Coosa Valley (“Coosa Valley Tenant”), and (ii) Tenants (under Space Leases) of at least eighty percent (80%) of the occupied square footage of space in Cullman POB 1 and Cullman POB 2 in the aggregate (provided that such 80% must include estoppel certificates from the Tenants known as Cullman Regional Medical Center, Inc. and Cullman Internal Medicine), each dated no earlier than sixty (60) days prior to the Closing Date, substantially in the form required under the applicable Space Lease or if no such form is required, substantially in the form attached hereto as Exhibit L (collectively, the “Tenant Estoppels”).
6.1.10    Lease Estoppels. At least two (2) Business Days prior to the Closing Date, Sellers shall have delivered to Buyer estoppel certificates executed by the ground lessors under the Leases dated no earlier than thirty (30) days (or sixty (60) days to the extent Buyer exercises its option to extend the Closing Date in Section 7.1) prior to the Closing Date, substantially in the form required under the applicable Lease or if no such form is required, substantially in the applicable forms attached hereto as Exhibits M-1 through M-3 (collectively, the “Lease Estoppels”).
6.1.11    Zoning. Sellers shall not have received any notice of any change in the zoning classification or the zoning ordinances or regulations affecting the Property from that existing as of the conclusion of the Due Diligence Period that causes the Property to be in violation of the then zoning ordinances or regulations or that materially, adversely affects Sellers’ current use of the Property.

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6.2    Failure of Buyer’s Closing Conditions. If any of Buyer’s Closing Conditions have not been fulfilled within the applicable time periods, Buyer may, in its sole and absolute discretion:
6.2.1    waive the Buyer’s Closing Condition by delivering written notice to Sellers and the Escrow Agent, and close Escrow in accordance with this Agreement, without adjustment or abatement of the Purchase Price; or
6.2.2    terminate this Agreement by written notice to Sellers and Escrow Agent, in which event Escrow Agent shall promptly return the Deposit (minus the Independent Consideration) to Buyer, all other documents, instruments and funds delivered into Escrow shall be returned to the party that delivered the same into Escrow, Sellers shall pay for all of the cancellation charges of Title Company and Escrow Agent, if any, and to the extent that the failure of any applicable Buyer’s Closing Condition is caused by a Seller’s default, Buyer shall be entitled to pursue its rights and remedies pursuant to the terms of Section 12.2 hereof.
6.3    Sellers’ Closing Conditions. The obligations of Sellers to complete the transactions contemplated by this Agreement are subject to the following conditions precedent (and conditions concurrent, with respect to deliveries to be made by the parties at the Closing) (the “Sellers’ Closing Conditions”), which conditions may be waived, or the time for satisfaction thereof extended, by Sellers only in a writing executed by Sellers:
6.3.1    Buyer’s Due Performance. All of the representations and warranties of Buyer set forth in this Agreement shall be true, correct and complete in all material respects as of the Closing Date, and Buyer, on or prior to the Closing Date, shall have complied with and/or performed all of the material obligations, covenants and agreements required on the part of Buyer to be complied with or performed pursuant to the terms of this Agreement.
6.3.2    Bankruptcy. No action or proceeding shall have been commenced by or against Buyer under the federal bankruptcy code or any state law for the relief of debtors or for the enforcement of the rights of creditors.
6.3.3    Deliveries. Buyer shall have delivered to Escrow Agent or Sellers, as the case may be, such documents or instruments as are required to be delivered by Buyer pursuant to the terms of this Agreement.
6.4    Failure of Sellers’ Closing Conditions. If any of the Sellers’ Closing Conditions have not been fulfilled within the applicable time periods, Sellers may, in their sole and absolute discretion:
6.4.1    waive the Sellers’ Closing Condition by delivering written notice to Buyer and the Escrow Agent, and close Escrow in accordance with this Agreement, without adjustment or abatement of the Purchase Price; or

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6.4.2    terminate this Agreement by written notice to Buyer and Escrow Agent, in which event (a) Escrow Agent shall deliver the Deposit to Sellers (which Sellers shall retain as liquidated damages, as their sole and exclusive remedy hereunder, in accordance with the terms of Section 12.1 hereof), (b) Escrow Agent shall return all other documents, instruments and funds delivered into Escrow to the party that delivered the same into Escrow and (c) Buyer shall pay for all of the cancellation charges of Title Company and Escrow Agent, if any.
7.    CLOSING.
7.1    Closing Date. Subject to the provisions of this Agreement, the Closing shall take place on the latest to occur of (a) the thirtieth (30th) day after the Due Diligence Termination Date, (b) such date as each of Buyer’s Closing Conditions and Seller’s Closing Conditions have been satisfied in accordance with Sections 6.1 and 6.3 hereof, and (c) such other date as the parties hereto may agree; provided, however, that the Closing shall not occur later than December 15, 2016; and provided further, however, that Buyer may extend the Closing Date by up to thirty (30) days by delivering written notice to Sellers and Escrow Agent of such extension together with a non-refundable additional deposit into Escrow of the additional sum of Two Hundred Fifty Thousand Dollars ($250,000.00) (which amount shall thereafter increase the amount of, and become part of, the Deposit for all purposes hereunder). In the event Closing does not occur by December 15, 2016 (or such later date as expressly permitted herein) and Buyer would otherwise be entitled to a return of the Deposit, the Deposit shall be returned to Buyer in accordance with the terms herein. As used herein, the following terms shall have the following meanings: (A) the “Closing” shall mean the recordation of the Ground Lease Assignments and the delivery and release of the other closing documents between Sellers and Buyer in accordance with the terms herein; and (B) the “Closing Date” shall mean the date upon which the Closing actually occurs.
7.2    Deliveries by Sellers. On or before the Closing Date, each Seller, at its sole cost and expense, shall deliver or cause to be delivered into Escrow the following documents and instruments, each dated as of the Closing Date, in addition to all other items and payments required by this Agreement to be delivered by such Seller at the Closing:
7.2.1    Ground Lease Assignments. Two (2) original Ground Lease Assignments for each Land Parcel in recordable form and duly executed and acknowledged by each Seller, assigning to Buyer all of such Seller’s right, title and interest in, to and under the applicable Leases;
7.2.2    Space Lease Assignments. Two (2) original executed Space Lease Assignments from each Seller, each assigning and conveying to Buyer all of such Seller’s right, title and interest in, to and under the applicable Space Leases;
7.2.3    Tenant Notices. One (1) fully-executed copy of each required Tenant Notice to be delivered by Sellers to each Tenant promptly following closing;

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7.2.4    Bills of Sale. Two (2) original executed Bills of Sale from each Seller, each conveying to Buyer all of such Seller’s right, title and interest in, to and under the Personal Property and Intangible Property (other than Space Leases and Leases) in accordance with the terms therein;
7.2.5    Terminations. Copies of terminations dated as of a date on or before the Closing Date of all property management agreements, leasing commission agreements and other Service Contracts encumbering the Property that Buyer elected not to assume (or is deemed not to have assumed) pursuant to Section 4.4 hereof, if any;
7.2.6    Non-Foreign Affidavits. One (1) original executed Non-Foreign Affidavit with respect to each Seller;
7.2.7    Estoppels. One (1) executed original of each applicable Tenant Estoppel;
7.2.8    Lease Estoppels. One (1) executed original of each applicable Lease Estoppel;
7.2.9    Proof of Authority. Such proof of Sellers’ authority and authorization to enter into this Agreement and the transactions contemplated hereby, and such proof of the power and authority of the individual(s) executing or delivering any instruments, documents or certificates on behalf of Sellers to act for and bind Sellers as may be reasonably required by Title Company or Buyer;
7.2.10    Rent Roll. A rent roll for each Property certified by the applicable Seller as being true, complete and accurate in all material respects as of a date within three (3) Business Days prior to the Closing Date (the “Rent Rolls”);
7.2.11    Affidavits. One (1) executed original of each applicable Affidavit from each Seller;
7.2.12    Alabama Specific-Forms. Each Seller shall deliver, as applicable, any and all forms or other documentation required by the Title Company at Closing (collectively, the “Alabama Forms”), including but not limited to all applicable Alabama Department of Revenue withholding forms, including any applicable affidavit of gains or certificates of exemption.
7.2.13    Closing Statements. For each Facility, the applicable “Closing Statement” (as hereinafter defined) duly executed by the applicable Seller reflecting the adjustments and prorations required by this Agreement; and
7.2.14    Other. Such other documents and instruments, signed and properly acknowledged by Sellers, if appropriate, as may be reasonably required by Buyer, Title Company or Escrow Agent in order to effectuate the provisions of this Agreement and the Closing of the transactions contemplated herein; provided, however, no such

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documents or instruments shall increase Buyer or Sellers’ respective obligations or decrease their rights hereunder.
7.3    Deliveries by Buyer. On or before the Closing Date, Buyer, at its sole cost and expense, shall deliver or cause to be delivered into Escrow the following funds, documents and instruments, each dated as of the Closing Date, in addition to all other items and payments required by this Agreement to be delivered by Buyer at the Closing:
7.3.1    Purchase Price. Cash in an amount equal to the sum of the Purchase Price (less the Deposit and any prorations or credits required by this Agreement) and all of the Buyer’s “Closing Costs” (as hereinafter defined) (and otherwise sufficient to close the transactions contemplated herein);
7.3.2    Ground Lease Assignments. Two (2) original executed counterparts to each Ground Lease Assignment;
7.3.3    Space Lease Assignments. Two (2) original executed counterparts to each Space Lease Assignment;
7.3.4    Bills of Sale. Two (2) original executed counterparts to each Bill of Sale;
7.3.5    Proof of Authority. Such proof of Buyer’s authority and authorization to enter into this Agreement and the transactions contemplated hereby, and such proof of the power and authority of the individual(s) executing or delivering any instruments, documents or certificates on behalf of Buyer to act for and bind Buyer as may be reasonably required by Title Company or Sellers;
7.3.6    Closing Statements. For each Facility, the applicable Closing Statement duly executed by Buyer reflecting the adjustments and prorations required by this Agreement; and
7.3.7    Other. Such other documents and instruments, signed and properly acknowledged by Buyer, if appropriate, as may reasonably be required by Sellers, Title Company or Escrow Agent in order to effectuate the provisions of this Agreement and the Closing of the transactions contemplated herein; provided, however, no such documents or instruments shall increase Buyer or Sellers’ respective obligations or decrease their rights hereunder.
7.4    Actions by Escrow Agent. Provided that Escrow Agent shall not have received written notice from Buyer or Sellers of the failure of any condition to the Closing or of the termination of the Escrow and this Agreement, when Buyer and Sellers have deposited into Escrow the documents and funds required by this Agreement and Title Company is irrevocably and unconditionally committed to issue the Owner’s Title Policies, in accordance with the terms hereof, Escrow Agent shall, following Escrow Agent’s receipt of written authorization to proceed from Buyer and Sellers, in the order

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and manner herein below indicated, take the following actions, subject to the terms of each of Buyer and Sellers’ closing instruction letters and written authorization to proceed:
7.4.1    Funds. Disburse all funds as follows:
7.4.1.1 pursuant to the “Closing Statements” (as hereinafter defined), retain for Escrow Agent’s own account all escrow fees and costs, disburse to the local recording offices the recording fees for the Ground Lease Assignments, disburse to Title Company the fees and expenses incurred in connection with the issuance of the Owner’s Title Policies and disburse to any other persons or entities entitled thereto the amount of any other Closing Costs, including payment of any monetary liens that are not permitted as Permitted Exceptions utilizing the proceeds of the Purchase Price to which Sellers shall be entitled upon Closing and funds (if any) deposited in Escrow by Sellers;
7.4.1.2 disburse to Sellers an amount equal to the Purchase Price, less or plus the net debit or credit to Sellers by reason of the disbursements and prorations of Closing Costs provided for herein and as more particularly described on the Closing Statements; and
7.4.1.3 disburse to the party who deposited the same any remaining funds in the possession of Escrow Agent after payments pursuant to Sections 7.4.1.1 and 7.4.1.2 above have been completed; and
7.4.2    Delivery of Documents. Deliver to each of Buyer and Sellers: (i) one original of all documents deposited into Escrow (except deliver only a copy of each Non-Foreign Affidavit, Tenant Estoppel, Lease Estoppel, Rent Roll and Affidavit to Sellers, and deliver only a copy of the Alabama Forms to each party); (ii) a copy of each recorded document, conformed to show the recording data thereon; and (iii) a fully-executed copy of the applicable party’s Closing Statement to such party.
7.4.3    Owner’s Title Policies. Cause Title Company to issue to Buyer the Owner’s Title Policies.
7.5    Credits and Prorations.
7.5.1    Income and Expenses. With respect to each Facility, all income and expenses of the applicable Property shall be apportioned as of 12:01 a.m., on the Closing Date as if Buyer were vested with title to such Property during the entire day upon which Closing occurs, each on the basis of a 365 day year except as otherwise provided. Such prorated items include without limitation the following:
7.5.1.1 all rents and other sums due under the Space Leases (the “Rents”), if any, and all rents and other sums payable under the Leases and any easement agreements relating thereto (the “Lease Payments”); it being agreed that Seller shall be responsible for any penalties or fees resulting from delinquent Lease Payments that accrued prior to Closing;

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7.5.1.2 taxes and assessments (including personal property taxes on the Personal Property) levied against such Property;
7.5.1.3 utility charges respecting such Property for which Sellers are liable, if any, such charges to be apportioned at Closing on the basis of the most recent meter reading occurring prior to Closing (dated not more than fifteen (15) days prior to Closing) or, if unmetered, on the basis of a current bill for each such utility; provided, however, that, at Buyer’s option, Sellers shall use commercially reasonable efforts to cause utilities, including telephone, electricity, water, and gas, to be read on the Closing Date, in which case Buyer shall be responsible, at Buyer’s sole cost, for all the necessary actions needed to arrange for utilities to be transferred to the name of Buyer on the Closing Date, including the posting of any required deposits and Sellers shall be entitled to recover and retain from the providers of such utilities any refunds or overpayments to the extent applicable to the period prior to the Closing Date and such utilities shall not be prorated, but shall be subject to the true up set forth in Section 7.5.4 below;
7.5.1.4 all operating cost reimbursements, percentage rents, additional rents and other retroactive rental escalations, sums or charges payable by Tenants under the Space Leases which accrue prior to the Closing but are not then due and payable (such amounts shall be for the account of Sellers for the period before the Closing and for the account of Buyer from and after the Closing); and
7.5.1.5 any other operating expenses or other items pertaining to such Property which are customarily prorated between a buyer and a seller in the county in which such Property is located.
7.5.2    Clarifications. Notwithstanding anything to the contrary contained in Section 7.5.1 hereof:
7.5.2.1 At Closing, (A) Sellers shall, at Buyer’s option, either deliver to Buyer any security deposits in Sellers’ possessions in connection with the Space Leases (the “Security Deposits”) actually held by Sellers pursuant to the Space Leases or credit to the account of Buyer the amount of such Security Deposits (to the extent such Security Deposits have not been applied in accordance with the Space Leases against delinquent Rents or otherwise as provided in the Space Leases), and (B) Buyer shall credit to the account of Sellers all refundable cash or other deposits posted with utility companies serving the Property, or, at Buyer’s option, Sellers shall be entitled to collect and retain such refundable cash and deposits from the utility companies;
7.5.2.2 Any taxes paid at or prior to Closing shall be prorated based upon the amounts actually paid. If taxes and assessments due and payable during the year of Closing or prior thereto have not been paid before Closing, Sellers shall be charged at Closing an amount equal to that portion of such taxes and assessments (together with any penalties or fees resulting therefrom) which relates to the period before Closing, and Buyer shall pay the taxes and assessments prior to their becoming

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delinquent. Sellers shall also be responsible for any outstanding special assessments against the Property accruing prior to Closing. Any such apportionment made with respect to a tax year for which the tax rate or assessed valuation, or both, have not yet been fixed shall be based upon the tax rate and/or assessed valuation fixed. To the extent that the actual taxes and assessments for the current year differ from the amount apportioned at Closing, the parties shall make all necessary adjustments by appropriate payments between themselves within sixty (60) days after such amounts are determined following Closing, subject to the provisions of Section 7.5.4 hereof. Buyer shall pay all supplemental taxes resulting from the transactions contemplated herein and reassessment occurring after the Closing Date attributable to the period from and after Closing;
7.5.2.3 Buyer will receive a credit at Closing for all rents collected by Sellers prior to the Closing Date and allocable to the period from and after the Closing Date based upon the actual number of days in the month. Unpaid and delinquent Rent collected by Sellers and Buyer after the date of Closing shall be delivered as follows: (a) if Sellers collects any unpaid or delinquent Rent for the Property, Sellers shall, within fifteen (15) days after the receipt thereof, deliver to Buyer any such Rent to which Buyer is entitled hereunder relating to the date of Closing and any period thereafter, and (b) if Buyer collects any unpaid or delinquent Rent from the Property that accrued prior to Closing, Buyer shall, within fifteen (15) days after the receipt thereof, deliver to Sellers any such Rent to which Sellers are entitled hereunder relating to the period prior to the date of Closing. Sellers and Buyer agree that all Rent received by Sellers or Buyer after the date of Closing shall be applied first to actual out‑of‑pocket costs of collection incurred by Sellers or Buyer, as applicable, with respect to such Tenant; second, to Rents due from such Tenant for the month in which such payment is received; third, to Rents and other Tenant charges attributable to any period after the Closing which are past due on the date of receipt, and; finally, to Rents and other Tenant charges delinquent as of Closing. Buyer shall use commercially reasonable efforts after Closing to collect all Rents in the usual course of Buyer’s operation of the Property, but Buyer will not be obligated to institute any legal proceedings, including an action for unlawful detainer, or other collection procedures to collect delinquent Rents. Sellers may attempt to collect any delinquent Rents owed to Sellers; provided, however, that Sellers shall not institute any lawsuit to terminate any Space Leases or evict any Tenant;
7.5.2.4 To the extent applicable, payments due under any assessments imposed by private covenant shall be prorated as of the Closing Date; and
7.5.2.5 With respect to any year-end reconciliations of percentage rent, retroactive rental escalations and reimbursable expenses (including common area expense reimbursements and the like) under the Space Leases, Sellers and Buyer shall cooperate to complete such reconciliations as soon as possible after the Closing, with Sellers responsible for amounts owing to Tenants under the Space Leases and entitled to amounts payable by Tenants under the Space Leases (as the case may be), with respect to periods prior to the Closing, and with Buyer responsible for amounts owing to Tenants under the Space Leases and entitled to amounts payable by Tenants under the Space Leases (as the case may be), with respect to periods from and after the Closing. With

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respect to any such amounts payable to Sellers, Buyer shall use commercially reasonable efforts after Closing to collect all amounts in the usual course of Buyer’s operation of the Property, but Buyer will not be obligated to institute legal proceedings, including an action for unlawful detainer, or other collection procedures to collect such amounts. Sellers may attempt to collect any such amounts owed to Sellers and may institute any lawsuit or collection procedures, but may not evict any Tenant.
7.5.3    Tax Appeals. Sellers may prosecute an appeal of the real property tax assessment for any tax years to and including the tax year in which the Closing occurs, and may take related action which Sellers deems reasonably appropriate in connection therewith, subject to the terms and conditions of the Leases. Buyer shall reasonably cooperate with Sellers in connection with such appeal and collection of a refund of real property taxes paid. Sellers own and hold all rights, titles and interests in and to such appeal and refund relating to the period prior to the Closing, and all amounts payable in connection therewith shall be paid directly to Sellers by the applicable authorities. If such refund or any part thereof is received by Buyer, Buyer shall promptly pay to Sellers any amounts relating to the period prior to the Closing. Any refund received by Sellers shall be distributed as follows: first, to reimburse Sellers and Buyer for all costs incurred in connection with the appeal; second, with respect to refunds payable to Tenants pursuant to the Space Leases, to such Tenants in accordance with the terms of such Space Leases; and third, to Sellers to the extent such appeal covers the period prior to the Closing, and to Buyer to the extent such appeal covers the period as of the Closing and thereafter; provided, in each instance to the extent subject to the terms of the applicable Leases and Space Lease. If and to the extent any such appeal covers the period after the Closing, Buyer shall have the right to participate in such appeal.
7.5.4    True Up. Except as otherwise provided herein, any revenue or expense amount which cannot be ascertained with certainty as of Closing shall be prorated on the basis of the parties’ reasonable estimates of such amount, and shall be the subject of a final proration sixty (60) days after Closing, or as soon thereafter as the precise amounts can be ascertained. Buyer shall promptly notify Sellers when it becomes aware that any such estimated amount has been ascertained. Once all revenue and expense amounts have been ascertained, Buyer shall prepare, and certify to its actual knowledge as correct, a final proration statement which shall be subject to Sellers’ approval, not to be unreasonably withheld, conditioned or delayed. Upon Sellers’ acceptance and approval of any final proration statement submitted by Buyer, such statement shall be conclusively deemed to be accurate and final. Subject to the time limitations set forth in this Section 7.5.4, Buyer and Sellers shall each indemnify, protect, defend and hold the other harmless from and against any claim in any way arising from the matters for which the other receives a credit or otherwise assumes responsibility pursuant to this Section 7.5.4.
7.5.5    Closing Statements. With respect to each Facility, five (5) Business Days prior to the Closing Date, Escrow Agent shall deliver to the applicable Seller and Buyer for their review and approval a preliminary closing statement (each, a “Preliminary Closing Statement”) setting forth: (a) the proration amounts allocable to

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each such party pursuant to this Section 7.5; and (b) the Closing Costs allocable to each such party pursuant to Section 7.6 hereof. Sellers shall prepare and deliver to Escrow Agent all such information necessary in order for Escrow Agent to prepare and deliver the Preliminary Closing Statement to Sellers and Buyer in accordance with the foregoing provision. To the extent Sellers do not timely deliver this information to Escrow Agent, Buyer shall have the right, but not the obligation, to extend the Closing Date by the number of days Sellers are delinquent in delivering such information to Escrow Agent. Based on each of the parties’ comments, if any, regarding each Preliminary Closing Statement, Escrow Agent shall revise each Preliminary Closing Statement and deliver a final, signed version of the applicable closing statement to the applicable party, separately, at the Closing (each, a “Closing Statement” and collectively, the “Closing Statements”).
7.5.6    Survival. The provisions of this Section 7.5 shall survive Closing.
7.6    Closing Costs. Each party shall pay its own costs and expenses arising in connection with the Closing (including, without limitation, its own attorneys’ and advisors’ fees, charges and disbursements), except the following costs (the “Closing Costs”), which shall be allocated between the parties as follows:
7.6.1    all recording privilege taxes related to the transfer of the Property shall be paid by Buyer; provided, however, that the foregoing shall exclude any income or sales taxes of Sellers;
7.6.2    Escrow Agent’s escrow fees and costs, which shall be paid one-half (½) by Sellers and one-half (½) by Buyer;
7.6.3    the cost of the Surveys, which shall be paid by Buyer;
7.6.4    the cost of the Owner’s Title Policies, which shall be paid by Sellers (but the cost of any extended coverage and endorsements added thereto shall be paid by Buyer);
7.6.5    all recording fees, which shall be paid by Buyer; and
7.6.6    the cost of the Phase I environmental reports for each Facility and property condition reports for each Facility, which shall be paid by Buyer as applicable.
7.7    Deliveries Outside of Escrow. Sellers shall deliver possession of the Property, subject only to the Space Leases, Leases and the other Permitted Exceptions, to Buyer upon the Closing. Further, each Seller hereby covenants and agrees to deliver to Buyer, on or prior to the Closing, the following items:
7.7.1    Intangible Property. The Intangible Property owned by such Seller, including, without limitation, the original Property Documents owned by such Seller; and

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7.7.2    Personal Property. The Personal Property owned by such Seller, including, without limitation, any and all keys, pass cards, remote controls, security codes and unlicensed computer software owned by such Seller, together with all documents in the possession of Sellers pertaining to each Tenant, including all applications, correspondence and credit reports.
8.    SELLERS’ REPRESENTATIONS AND WARRANTIES.
Each Seller severally represents and warrants to and agrees with Buyer, as of the Execution Date and as of the Closing Date, as follows:
8.1    Due Organization. Such Seller is a limited liability company duly organized and existing in good standing under the laws of the State of Delaware.
8.2    Sellers’ Authority; Validity of Agreements. Subject to the applicable Existing ROFR, such Seller has full right, power and authority to enter into this Agreement and the transactions and obligations contemplated hereunder and to consummate the transactions contemplated hereby. The individual(s) executing this Agreement and the instruments referenced herein on behalf of such Seller have the legal power, right and actual authority to bind such Seller to the terms hereof and thereof. This Agreement is, and all other instruments, documents and agreements to be executed, delivered and performed by such Seller in connection with this Agreement shall be, duly authorized, executed and delivered by such Seller and shall be valid, binding and enforceable obligations of such Seller (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally) and do not, and as of the Closing Date will not, (i) conflict with or result in a breach of any of the terms or provisions of, constitute a default under, or otherwise violate any provisions of any indenture, contract, instrument, agreement, writ, injunction, decree or judicial order to which such Seller is a party or to which such Seller or the Property is subject, including, without limitation, the Leases, or (ii) result in the creation or imposition of any lien, charge or encumbrance upon such Seller’s property pursuant to any such document (except for the applicable Existing ROFR, which shall have been consented to, waived in writing and/or deemed waived (as applicable) prior to Closing). To such “Seller’s Knowledge” (as hereinafter defined), except as may be set forth in any of the Leases, the Title Documents and/or the Existing ROFRs, there are no outstanding rights of first refusal, rights of first offer, rights of reverter, or options to purchase relating to the Property or any interest therein.
8.3    Possession. To such Seller’s Knowledge, no person other than such Seller, the ground lessor under the applicable Lease, each as described in the Recitals herein and Exhibit A attached hereto, and tenants under the Space Leases, each as listed on Exhibit N attached hereto, are in possession of the Property.
8.4    Leases. The schedule attached hereto as Exhibit A is a true, correct and complete list of each Lease applicable to such Seller. Such Leases have not been amended, modified, changed, altered, restated or assigned in any respect, either orally or

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in writing, except as expressly described therein, and each constitutes the entire agreement between such Seller and the applicable ground lessor. A true, correct and complete copy of each Lease applicable to such Seller has been delivered or made available to Buyer. Such Leases are in full force and effect. There are no other agreements or understandings, written or oral, between such Seller and the applicable ground lessor governing the terms of such Lease, the applicable Property or the applicable Facility. To such Seller’s Knowledge, neither such Seller nor any ground lessor under such Seller’s Leases is in material default under such Leases.
8.5    Space Leases. The schedule attached hereto as Exhibit N is in all material respects a true, correct and complete list of all of the Space Leases currently in effect at such Seller’s Facility. True, correct and complete copies of such Space Leases, plus any amendments, modifications or subleases thereto, have been delivered or made available to Buyer. Such Space Leases are in full force and effect. Except as otherwise delivered to Buyer, to such Seller’s Knowledge, such Space Leases have not been modified, amended or, to such Seller’s Knowledge, further subleased. To such Seller’s Knowledge, neither such Seller nor any Tenant under such Seller’s Space Leases is in material default under such Space Leases. Such Seller has not received any written notice of any claim of offset or other defense from any Tenant in respect of such Tenant’s or such Seller’s obligations under such Space Leases that have not been cured or resolved. To such Seller’s Knowledge, there are no pending or incomplete tenant improvements of such Seller, as landlord, or unpaid tenant improvement costs by such Seller, as landlord, or leasing commissions payable by such Seller, as landlord, in each case, with respect to any such Space Leases.
8.6    Violations of Laws. To such Seller’s Knowledge, such Seller has not received any notices (whether oral or written) of any violations of any laws, regulations, ordinances, orders or requirements of any governmental court, department, commission, board, bureau, instrumentality, authority, agency or officer having jurisdiction against or affecting the portion of the Property ground leased by such Seller, with respect to the Property or otherwise requiring the correction of any condition with respect to the Property, which have not previously been complied with, including, without limitation, with respect to all applicable environmental laws, regulations, ordinances, orders or requirements of any of the foregoing.

8.7    Litigation. Except as set forth on the schedule attached hereto as Exhibit O, such Seller has not received any notice, nor to such Seller’s Knowledge, is such Seller aware of, any actual, pending or threatened: (a) actions, investigations, suits, proceedings, claims, litigation, arbitration, mediation or proceeding by an entity, individual or governmental agency affecting such Seller’s portion of the Property that would in any way constitute a lien, claim or obligation of any kind against such Property or which would prevent or hinder the sale of such Property, or Buyer’s, the applicable ground lessor’s or any Tenant’s use of such Property, or (b) judgments, orders, awards or decrees currently in effect against such Seller, with respect to its Leases, the applicable Space Leases or operation of its portion of the Property which have not been fully discharged prior to the Execution Date.

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8.8    Zoning and Condemnation. To such Seller’s Knowledge, there are no pending or threatened plan, request, application, study or proceedings to alter or restrict the zoning or other use restrictions applicable to its portion of the Property, or to condemn all or any portion of such Property by eminent domain, assessment or similar proceedings or otherwise.
8.9    Service Contracts. The schedule attached hereto as Exhibit F-1 is in all material respects a true, correct and complete list of all of the Service Contracts that will be in effect at its Facility as of Closing. To such Seller’s Knowledge, such Seller has delivered or made available to Buyer true and complete copies of all such Service Contracts. To such Seller’s Knowledge, there are no material defaults under the Assumed Service Contracts set forth on Exhibit F-2. To such Seller’s Knowledge, neither such Seller nor any other party subject to any associations, declarations or easements affecting the Property is in material default under any such document.
8.10    FIRPTA. Such Seller is not a “foreign person” within the meaning of Section 1445(f) of the Internal Revenue Code of 1986 (the “Code”).
8.11    OFAC. Such Seller is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 23, 2001) (the “Executive Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (the “OFAC”) and in any enabling legislation or other executive orders or regulations in respect thereof (the Executive Order and such other rules, regulations, legislation, or orders are collectively called the “Executive Orders”). Neither such Seller nor to such Seller’s Knowledge any person or entity that controls the management and policies of such Seller or owns directly or indirectly more than fifty percent (50%) of such Seller, and to such Seller’s Knowledge, no employee, officer or director of such Seller is (a) listed on the Specially Designated Nationals and Blocked Persons List maintained by the OFAC pursuant to the Executive Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of the OFAC or pursuant to any other applicable Executive Orders (such lists are collectively referred to as the “Lists”), (b) a person who has been determined by competent authority to be subject to the prohibitions contained in the Executive Orders, or (c) owned or controlled by, or acts for or on behalf of, any person on the Lists or any other person who has been determined by competent authority to be subject to the prohibitions contained in the Executive Orders.
8.12    Solvency. Such Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by such Seller’s creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of such Seller’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of such Seller’s assets, (v) admitted in writing its inability to pay its debts as they come due or (vi) made an offer of settlement, extension or composition to its creditors generally.
8.13    Employees. There are no on-site employees of such Seller at the Property,

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and upon the Closing Date, Buyer shall have no obligation to employ or continue to employ any individual employed by such Seller or its affiliates in connection with the Property.
8.14    Property Documents. To such Seller’s Knowledge, such Seller has complied with its covenants set forth in Section 4.1 herein.
8.15    Seller’s Knowledge. As used herein, the term “Seller’s Knowledge” shall mean the actual knowledge as of the date of this Agreement, without any investigation or inquiry of Glenn Preston, Thomas Klaritch and William May (“Seller’s Knowledge Representatives”). Sellers represent that Seller’s Knowledge Representatives are involved with Seller’s ownership, operation and management of the Property and that the factual matters addressed in the representations set forth in this Section 8.15 fall within the scope of their responsibilities. None of Seller’s Knowledge Representatives shall have any liability whatsoever to Buyer with respect to, or in connection with, the above representations and warranties of Sellers or otherwise under or in connection with this Agreement or the Property.
8.16    Survival. All of the representations and warranties of each Seller set forth in this Agreement shall be true upon the Execution Date, shall be deemed to be repeated at and as of the Closing Date (except as otherwise set forth in writing to Buyer) and shall not be deemed to be merged into or waived by the instruments of Closing and shall survive the delivery of the Ground Lease Assignments and the Closing for a period of (a) three (3) years for the representations, warranties and agreements set forth in Sections 8.1 and 8.2 hereof, and (b) twelve (12) months for all other representations, warranties and agreements set forth in this Section 8 (and any claim or cause of action must be asserted before the expiration of such three (3) year period or twelve (12) month period, as applicable).
9.    BUYER’S REPRESENTATIONS AND WARRANTIES.
Buyer represents and warrants to Sellers, as of the Execution Date and as of the Closing Date, as follows:
9.1    Due Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.
9.2    Buyer’s Authority; Validity of Agreements. Buyer has full right, power and authority to enter into this Agreement and the transactions and obligations contemplated hereunder and to consummate the transactions contemplated hereby, subject to the approval of Buyer’s board of directors on or before the expiration of the Due Diligence Period. The individual(s) executing this Agreement and the instruments referenced herein on behalf of Buyer have the legal power, right and actual authority to bind Buyer to the terms hereof and thereof. This Agreement is, and all instruments, documents and agreements to be executed, delivered and performed by Buyer in connection with this Agreement shall be, duly authorized, executed and delivered by

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Buyer and shall be valid, binding and enforceable obligations of Buyer (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar applicable laws affecting the rights of creditors generally) and do not, and as of the Closing Date will not conflict with or result in a breach of any of the terms or provisions of, constitute a default under, or otherwise violate any provisions of any indenture, contract, instrument, agreement, writ, injunction, decree or judicial order to which Buyer is a party or to which Buyer or the Property is subject.
9.3    OFAC. Buyer is in compliance with the requirements of the Executive Order and other similar requirements contained in the rules and regulations of the OFAC and in any Executive Orders. Neither Buyer nor to Buyer’s knowledge any person or entity that controls the management and policies of Buyer or owns directly or indirectly more than fifty percent (50%) of Buyer, and to Buyer’s knowledge, no employee, officer or director of Buyer is (a) listed on the Lists, (b) a person who has been determined by competent authority to be subject to the prohibitions contained in the Executive Orders, or (c) owned or controlled by, or acts for or on behalf of, any person on the Lists or any other person who has been determined by competent authority to be subject to the prohibitions contained in the Executive Orders.
9.4    No Plan Assets. No asset used by Buyer in connection with the transactions contemplated hereunder constitutes plan assets of any “employee benefit plan” as defined in Section 3(3) of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is subject to Title I of ERISA or any “plan” as defined in and subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”). The transactions contemplated hereunder are not in violation of any statutes applicable to Buyer that regulate investments of, and fiduciary obligations with respect to, governmental plans and that are similar to Section 406 of ERISA or Section 4975 of the Code.
9.5    Solvency. Buyer has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Buyer’s creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of Buyer’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Buyer’s assets, (v) admitted in writing its inability to pay its debts as they come due or (vi) made an offer of settlement, extension or composition to its creditors generally.
9.6    Survival. All of the representations and warranties of Buyer set forth in this Agreement shall be true upon the Execution Date, shall be deemed to be repeated at and as of the Closing Date (except as otherwise set forth in writing to Sellers) and shall not be deemed to be merged into or waived by the instruments of Closing and shall survive the Closing for a period of (a) three (3) years for the representations, warranties and agreements set forth in Sections 9.1 and 9.2 hereof, and (b) twelve (12) months for all other representations, warranties and agreements set forth in this Section 9.

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10.    ADDITIONAL COVENANTS AND AGREEMENTS.
10.1    Sellers Covenants Prior to Closing.
10.1.1    Leasing Activities. Sellers shall not, from and after the Execution Date, enter into any lease, license or occupancy agreement affecting the Property or any modification or amendment thereto or any restatement or termination thereof, consent to any sublease under a lease, in each case, without the prior written consent of Buyer, which may be given or withheld (i) in Buyer’s reasonable discretion on or prior to the Due Diligence Termination Date or (ii) in Buyer’s sole and absolute discretion after the Due Diligence Termination Date. Sellers shall copy Buyer on any and all correspondence received from or sent to Tenants regarding the Space Leases.
10.1.2    Property Contracts. Sellers shall not, from and after the Execution Date, enter into any new service contracts or other agreements for the Property or modifications, renewals, restatements or terminations of any existing Service Contracts, without the written consent of Buyer, which consent may be given or withheld (i) in Buyer’s reasonable discretion on or prior to the Due Diligence Termination Date or (ii) in Buyer’s sole and absolute discretion after the Due Diligence Termination Date.
10.1.3    Conducting Business. At all times prior to Closing, Sellers shall continue to (i) conduct business with respect to the Property in the same manner in which said business has been heretofore conducted and (ii) insure the Property substantially as it is currently insured.
10.1.4    Encumbrances. Subject to the terms of Sections 4.3, 10.1.1 and 10.1.2 hereof, at all times prior to Closing, Sellers shall not sell, mortgage, pledge, encumber, hypothecate or otherwise transfer or dispose of all or any part of the Property or any interest therein without the prior written consent of Buyer, which may be given or withheld in Buyer’s sole and absolute discretion; and Sellers shall not consent to, approve or otherwise take any action with respect to zoning or any other governmental rules or regulations presently applicable to all or any part of the Property.
10.1.5    Monthly Operating Statements. Sellers shall provide Buyer with a copy of the monthly operating statement for the ownership and leasing of the Property on or before the day which is ten (10) days after the end of each month, commencing with the month during which the Execution Date occurs and continuing for each full calendar month thereafter until the Closing Date.
10.1.6    Compliance with Laws and Regulations. At all times prior to Closing, Sellers shall not knowingly take any action that would result in a failure to comply in all material respects with all applicable statutes, rules, regulations and requirements of all federal, state and local commissions, boards, bureaus and agencies applicable to the Property, it being understood and agreed that prior to Closing, Sellers will have the right to contest any of the same.

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10.1.7    Estoppels. Seller shall use commercially reasonable efforts to obtain the estoppels described in Sections 6.1.9 and 6.1.10 hereof.
10.1.8    Cooperation with S-X 3-14 Audit. Sellers acknowledge that it is Buyer’s intention that the ultimate acquirer of the Property will be affiliated with a publicly registered company (“Registered Company”). Sellers acknowledge that they have been advised that if such acquirer is affiliated with a Registered Company, such Registered Company (and such acquirer) may be required to make certain filings with the Securities and Exchange Commission (the “SEC Filings”) that relate to the most recent pre-acquisition fiscal year and the current fiscal year through the date of acquisition for the Property. If Buyer reasonably determines that such SEC Filings and related S-X 3-14 audit are required, then if Buyer and Sellers mutually agree that Deloitte’s fees are reasonable, Sellers shall engage Deloitte (or, if Buyer and Sellers feel that Deloitte’s fees are not reasonable, Sellers shall engage such other auditor as is mutually agreed upon by the parties), to conduct such audit at Buyer’s sole cost and expense.
10.2    As-Is. THE PARTIES HEREBY ACKNOWLEDGE AND AGREE AS FOLLOWS: (A) BUYER IS A SOPHISTICATED PURCHASER WHO IS FAMILIAR WITH THIS TYPE OF PROPERTY; (B) EXCEPT AS MAY BE EXPRESSLY REPRESENTED HEREIN, IN THE EXHIBITS ATTACHED HERETO AND IN THE GROUND LEASE ASSIGNMENTS, BILLS OF SALE, AND ANY OTHER DOCUMENTS TO BE EXECUTED AND DELIVERED BY SELLERS TO BUYER AT CLOSING AS PROVIDED HEREIN (COLLECTIVELY, THE “REPRESENTATION DOCUMENTS”), NEITHER SELLERS, NOR ANY OF THEIR MEMBERS, AGENTS, REPRESENTATIVES, BROKERS, OFFICERS, DIRECTORS, SHAREHOLDERS, OR EMPLOYEES HAVE MADE OR WILL MAKE ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY; AND (C) THE PROPERTY IS BEING TRANSFERRED TO BUYER IN ITS PRESENT “AS IS, WHERE IS” CONDITION “WITH ALL FAULTS.” SUBJECT TO THE TERMS HEREOF, BUYER WILL BE AFFORDED THE OPPORTUNITY TO MAKE ANY AND ALL INSPECTIONS OF THE PROPERTY AND SUCH RELATED MATTERS AS BUYER MAY REASONABLY DESIRE AND, ACCORDINGLY, BUYER WILL RELY SOLELY ON ITS OWN DUE DILIGENCE AND INVESTIGATIONS IN PURCHASING THE PROPERTY.
10.3    Release. By accepting the Ground Lease Assignments and closing the transactions contemplated hereunder, Buyer, on behalf of itself and its successors and assigns, except as otherwise set forth in this Section 10.3, shall thereby release each Seller, any direct or indirect owner of any beneficial interest in Sellers, any officer, director, employee or agent of Sellers (collectively, the “Sellers Parties”), from, and waive any and all Claims against each of the Sellers Parties for, attributable to, or in connection with the Property, whether arising or accruing before, on or after the Closing and whether attributable to events or circumstances which arise or occur before, on or after the Closing, including, without limitation, the following: (a) any and all statements or opinions heretofore or hereafter made, or information furnished, by any Sellers Parties

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to Buyer or any of its representatives; and (b) any and all Claims with respect to the structural, physical, or environmental condition of the Property, including, without limitation, all Claims relating to the release, presence, discovery or removal of any hazardous or regulated substance, chemical, waste or material that may be located in, at, about or under the Property, or connected with or arising out of any and all claims or causes of action based upon CERCLA (Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§9601 et seq., as amended by SARA (Superfund Amendment and Reauthorization Act of 1986) and as may be further amended from time to time), the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§6901 et seq., or any related claims or causes of action, including those arising under or related to any similar state, county or local laws, regulations or ordinances, if any, relating to environmental claims and/or protection of the environment (collectively, “Environmental Liabilities”); and (c) any implied or statutory warranties or guaranties of fitness, merchantability or any other statutory or implied warranty or guaranty of any kind or nature regarding or relating to any portion of the Property. Notwithstanding the foregoing, the foregoing release and waiver is not intended and shall not be construed as affecting or impairing any rights or remedies that Buyer may have against Sellers with respect to (i) a breach of any of Sellers’ representations and warranties expressly set forth in the Representation Documents, (ii) any of the obligations of Sellers under this Agreement that expressly survive the Closing, or (iii) any acts constituting fraud by Sellers.

10.4    Limitation on Seller’s Liability.
10.4.1    Maximum Aggregate Liability. Notwithstanding any provision to the contrary contained in this Agreement or the Representation Documents, the maximum aggregate liability of Sellers, and the maximum aggregate amount which may be awarded to and collected by Buyer, in connection with the transactions contemplated hereunder and the Property, under this Agreement and under all Representation Documents (including, without limitation, in connection with the breach of any of Sellers’ representation and warranties set forth herein for which a claim is timely made by Buyer) shall not exceed an amount equal to two and one-half percent (2.5%) of the Purchase Price as determined at Closing (the “Cap Amount”). Notwithstanding the foregoing, (a) this Section 10.4.1 shall not apply to Sellers’ liabilities pursuant to Section 13 hereof, and (b) Sellers shall have no liability under this Section 10.4.1 unless and until all liabilities in the aggregate under this Section 10.4.1 exceed Twenty Five Thousand Dollars ($25,000.00).
10.4.2    Survival. The provisions of this Section 10.4 shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.
10.5    Changes in Conditions. Notwithstanding anything to the contrary contained herein, if, prior to the Closing, any Seller or Buyer becomes aware that any representation or warranty made by such Seller and set forth in this Agreement which was true and correct on the Execution Date has become incorrect due to changes in conditions outside of the control of such Seller or the discovery by such Seller of

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information of which such Seller was unaware on the Execution Date, the same shall not constitute a breach by such Seller of any of its representations or warranties set forth herein or be deemed to be a default by such Seller in its obligations under this Agreement, provided that such Seller shall promptly notify Buyer in writing. The representations and warranties set forth herein which are to be remade and reaffirmed by such Seller at the Closing shall be supplemented by such new information solely for purposes of any post-closing liability of Sellers, and shall not be deemed supplemental for purposes of Buyer’s right to terminate the Agreement or otherwise enforce its remedies prior to Closing in accordance with the terms herein.
11.    RISK OF LOSS.
11.1    Condemnation. If, prior to the Closing, all or any “Material Portion” (as hereinafter defined) of any of the Land Parcels or any of the Facilities is taken by condemnation or eminent domain (or is the subject of a pending or contemplated taking which has not been consummated), the applicable Seller that ground leases such Facility shall immediately notify Buyer of such fact. In the event prior to Closing all or any Material Portion of any of the Land Parcels or any of the Facilities is taken by condemnation or eminent domain (or is the subject of a pending or contemplated taking which has not been consummated), Buyer shall have the option to terminate this Agreement upon written notice to such Seller given not later than thirty (30) days after Buyer’s receipt of such notice from such Seller, and the Deposit (minus the Independent Consideration) shall be promptly refunded to Buyer and this Agreement shall no longer have any force or effect (other than any provisions hereof which expressly survive termination). If Buyer does not elect or has no right to terminate this Agreement hereunder, the applicable Seller shall assign and turn over to Buyer, and Buyer shall be entitled to receive and keep, all awards and proceeds for the taking by condemnation, including, without limitation, any business interruption insurance proceeds, and Buyer shall be deemed to have accepted the Property subject to the taking of such Property without reduction in the Purchase Price. As used herein, the term “Material Portion” shall mean any portion having a value in excess of Three Hundred Fifty Thousand Dollars ($350,000.00), in the aggregate, allocable to such Land Parcel, Land Parcels, Facility or Facilities.
11.2    Casualty. Prior to the Closing, and notwithstanding the pendency of this Agreement, the entire risk of loss or damage by earthquake, hurricane, tornado, flood, landslide, fire or other casualty shall be borne and assumed by Sellers. If, prior to the Closing, any “Material Damage” (as hereinafter defined) occurs to any portion of any Facility or multiple Facilities as a result of any earthquake, hurricane, tornado, flood, landslide, fire or other casualty, the applicable Seller that ground leases such Facility shall immediately notify Buyer of such fact. In the event prior to Closing any Material Damage occurs to any portion of any Facility or multiple Facilities as a result of any earthquake, hurricane, tornado, flood, landslide, fire or other casualty, Buyer shall have the option to terminate this Agreement upon written notice to such Seller given not later than thirty (30) days after Buyer’s receipt of such notice from such Seller, and this Agreement shall no longer have any force or effect (other than any provisions which

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expressly survive termination). Buyer shall have no right to terminate this Agreement as a result of any damage or destruction of a portion of such Facility or Facilities that does not constitute Material Damage. If Buyer does not elect or has no right to terminate this Agreement hereunder, (a) the applicable Seller shall assign and turn over, and Buyer shall be entitled to receive and keep, all insurance proceeds payable (unless such insurance proceeds have been previously applied to the costs of restoration) with respect to such damage or destruction without recourse or credit to Sellers, including, without limitation, any business interruption insurance proceeds, plus a credit to Buyer for any deductible (or, if uninsured, a credit to Buyer for the uninsured loss) (which shall then be repaired or not at Buyer’s option and cost) and the parties shall proceed to Closing pursuant to the terms hereof without modification of the terms of this Agreement, and (b) Buyer shall have the right to participate in any adjustment of any insurance claim. As used herein, the term “Material Damage” shall mean damage or destruction the cost of repair of which exceeds Three Hundred Fifty Thousand Dollars ($350,000.00) in the aggregate, allocable to such Facility or Facilities.
12.    REMEDIES.
12.1    Liquidated Damages. IN THE EVENT THAT THE ESCROW AND THIS TRANSACTION FAIL TO CLOSE AS A RESULT OF THE DEFAULT OF BUYER IN THE PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT, BUYER AND SELLERS AGREE THAT SELLERS’ ACTUAL DAMAGES WOULD BE IMPRACTICABLE OR EXTREMELY DIFFICULT TO FIX. THE PARTIES THEREFORE AGREE THAT IN THE EVENT THAT THE ESCROW AND THIS TRANSACTION FAIL TO CLOSE AS A RESULT OF THE DEFAULT OF BUYER IN THE PERFORMANCE OF ITS OBLIGATIONS HEREUNDER, SELLERS, AS SELLERS’ SOLE AND EXCLUSIVE REMEDY, ARE ENTITLED TO LIQUIDATED DAMAGES IN THE AMOUNT OF THE DEPOSIT. IN THE EVENT THAT THE ESCROW FAILS TO CLOSE AS A RESULT OF BUYER’S DEFAULT, THEN (A) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF BUYER AND SELLERS HEREUNDER AND THE ESCROW CREATED HEREBY SHALL TERMINATE, (B) ESCROW AGENT SHALL, AND IS HEREBY AUTHORIZED AND INSTRUCTED TO, RETURN PROMPTLY TO BUYER AND SELLERS ALL DOCUMENTS AND INSTRUMENTS TO THE PARTIES WHO DEPOSITED THE SAME, (C) ESCROW AGENT SHALL DELIVER THE DEPOSIT TO SELLERS PURSUANT TO SELLERS’ INSTRUCTIONS, AND THE SAME SHALL BE THE FULL, AGREED AND LIQUIDATED DAMAGES, AND (D) ALL TITLE AND ESCROW CANCELLATION CHARGES, IF ANY, SHALL BE CHARGED TO BUYER; PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT LIMIT SELLERS’ RIGHTS OR REMEDIES WITH RESPECT TO (1) THE OBLIGATIONS OF BUYER UNDER SECTIONS 4, 13 AND 14.16 HEREOF AND (2) THOSE RIGHTS AND OBLIGATIONS THAT, BY THEIR TERMS, SURVIVE THE TERMINATION OF THIS AGREEMENT.
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INITIALS IMMEDIATELY BELOW AGREE TO BE BOUND BY ITS TERMS. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, BUYER SHALL NOT BE IN DEFAULT WITH RESPECT TO ANY OF ITS OBLIGATIONS HEREUNDER NOR SHALL IT BE DEEMED TO HAVE FAILED TO SATISFY SELLERS’ CLOSING CONDITIONS UNLESS AND UNTIL (Y) BUYER RECEIVES WRITTEN NOTICE FROM ANY SELLER SPECIFYING SUCH DEFAULT AND (Z) BUYER FAILS TO CURE SUCH DEFAULT WITHIN FIVE (5) BUSINESS DAYS AFTER RECEIPT OF SUCH NOTICE; PROVIDED, HOWEVER, THAT THIS NOTICE AND CURE PERIOD SHALL NOT APPLY, AND BUYER SHALL BE IN IMMEDIATE DEFAULT UNDER THIS AGREEMENT AND SHALL BE DEEMED TO HAVE FAILED TO SATISFY SELLERS’ CLOSING CONDITIONS, IF BUYER FAILS TO DELIVER OR CAUSE TO BE DELIVERED INTO ESCROW CASH IN AN AMOUNT EQUAL TO THE SUM OF THE PURCHASE PRICE (LESS THE DEPOSIT AND ANY PRORATIONS OR CREDITS REQUIRED BY THIS AGREEMENT) AND ALL OF BUYER’S CLOSING COSTS ON OR BEFORE THE CLOSING DATE IN ACCORDANCE WITH THE TERMS OF SECTION 7.3.1 OF THIS AGREEMENT.

/s/ TK	/s/ DP
Sellers’ Initials	Buyer’s Initials

12.2    Default by Sellers. In the event that the Closing fails to occur as a result of the default by any Seller in the performance of its obligations under this Agreement, then, upon notice by Buyer to Sellers and Escrow Agent to that effect, (a) Escrow Agent shall return the Deposit (minus the Independent Consideration) to Buyer, and (b) Buyer shall, as its sole remedy, elect to either (i) terminate this Agreement, in which event Sellers shall reimburse Buyer for its reasonable out-of-pocket expenses (including, without limitation, reasonable attorneys’ fees, charges and disbursements) incurred in connection with the negotiation of this Agreement and Buyer’s due diligence efforts (provided that the amount of such reimbursement shall not exceed One Hundred and Fifty Dollars ($150,000.00)) or (ii) seek the specific performance of this Agreement; provided, however that in the event specific performance is not available to Buyer as a result of Sellers’ sale of the Property to another party or parties, Buyer shall be entitled to recover its actual, out-of-pocket expenses incurred in connection with the negotiation of this Agreement and Buyer’s due diligence efforts (without being limited by the cap amount set forth in clause (i) above). Notwithstanding anything to the contrary contained herein, Sellers shall not be in default with respect to any of their obligations hereunder unless and until (y) Sellers receive written notice from Buyer specifying such default and (z) Sellers fail to cure such default within five (5) Business Days after receipt of such notice.

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13.    BROKERS.
Buyer and each Seller each hereby represent, warrant to and agree with each other that it has not had, and shall not have, any dealings with any third party to whom the payment of any broker’s fee, finder’s fee, commission or other similar compensation (“Commission”) shall or may become due or payable in connection with the transactions contemplated hereby, other than Brookfield Financial (the “Broker”). Each Seller hereby agrees to pay any Commission due and payable to the Broker in connection with the transactions contemplated hereby pursuant to its separate agreement with the Broker. Each Seller shall indemnify, defend, protect and hold Buyer harmless from and against any and all Claims incurred by Buyer by reason of any breach or inaccuracy of the representation, warranty and agreement of such Seller contained in this Section 13. Buyer shall indemnify, defend, protect and hold each Seller harmless from and against any and all Claims incurred by such Seller by reason of any breach or inaccuracy of the representation, warranty and agreement of Buyer contained in this Section 13. The provisions of this Section 13 shall survive the Closing or earlier termination of this Agreement.
14.    MISCELLANEOUS PROVISIONS.
14.1    Governing Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed and enforced in accordance with the laws of the State of Alabama, without regard to its principles of conflicts of law.
14.2    Entire Agreement. This Agreement, including the exhibits attached hereto and incorporated herein by reference, constitutes the entire agreement between Buyer and Sellers pertaining to the subject matter hereof and supersedes all prior discussions, agreements, understandings, letters of intent, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements, express or implied, made to either party by the other party in connection with the subject matter hereof except as specifically set forth in the Representation Documents.

14.3    Modification; Waiver. No supplement, modification, waiver or termination of or under this Agreement or any obligation hereunder shall be binding unless executed in writing by the party against whom enforcement is sought. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. Except as otherwise specifically set forth in this Agreement, the excuse or waiver of the performance by a party of any obligation of the other party under this Agreement shall only be effective if evidenced by a written statement signed by the party so excusing or waiving. No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Sellers or Buyer of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.

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14.4    Notices. All notices, consents, requests, reports, demands or other communications hereunder (collectively, “Notices”) shall be in writing and may be given personally, by registered or certified mail, by email or by Federal Express (or other reputable overnight delivery service) as follows:

To Buyer:	GAHC4 Iron MOB Portfolio, LLC
18191 Von Karman Avenue, Suite 300
Irvine, CA 92612
Attention: Danny Prosky
Telephone: (949) 270-9201
Email: DProsky@ahinvestors.com

With A Copy To:	Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
211 Commerce Street, Suite 800
Baker Donelson Center
Nashville, Tennessee 37201
Attention: Elizabeth C. Sauer
Telephone: (615) 726-5745
Email: esauer@bakerdonelson.com

To Sellers:	c/o HCP, Inc. 1920 Main Street, Suite 1200 Irvine, California 92614 Attention: Legal Department Telephone: (949) 407-0700 Email: legaldept@hcpi.com

And To:	c/o HCP, Inc. 3000 Meridian Blvd., Suite 200 Franklin, Tennessee 37067 Attention: Thomas Klaritch Telephone: (615) 324-6933 Email: tklaritch@hcpi.com

And To:	c/o SSGA Funds Management, Inc. 1600 Summer Street Stamford, Connecticut 06905 Attention: Leanne R. Dunn, Esq. Telephone: (203) 326-2340 Email: Leanne.Dunn@ge.com

And To:	c/o SSGA Funds Management, Inc. 2600 Michelson Drive, 17th Floor Irvine, California 92612 Attention: Roland Siegl

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Telephone: (949) 477-1528
Email: Roland.Siegl@ge.com

With A Copy To:	Skadden, Arps, Slate, Meagher & Flom LLP 300 South Grand Avenue, Suite 3400 Los Angeles, California 90071 Attention: Meryl K. Chae, Esq. Telephone: (213) 687-5035 Email: meryl.chae@skadden.com

And To:	Sidley Austin LLP 1999 Avenue of the Stars, 17th Floor Los Angeles, California 90067 Attention: Mitchell Poole, Esq. Telephone: (310) 595-9508 Email: mitchell.poole@sidley.com

To Escrow Agent:	Chicago Title Insurance Company 711 Third Avenue, Suite 500 New York, New York 10017 Attention: Neal J. Miranda Telephone: (212) 880-1237 Email: neal.miranda@ctt.com or to such other address or such other person as the addressee party shall have last designated by notice to the other party. Notices delivered personally shall be deemed delivered upon delivery or refusal of same. Notices delivered by registered or certified mail shall be deemed delivered as of the date received. Notices delivered by email shall be deemed delivered immediately following email transmission; provided, however, all Notices given by email shall be followed by the delivery of a hard copy of such Notice. Notices delivered by overnight carrier shall be deemed delivered the Business Day following deposit.
14.5    Expenses. Subject to the provision for payment of the Closing Costs in accordance with the terms of Section 7.6 hereof and any other provision of this Agreement, whether or not the transactions contemplated by this Agreement shall be consummated, all fees and expenses incurred by any party hereto in connection with this Agreement shall be borne by such party.
14.6    Assignment. Neither all nor any portion of any party’s interest under this Agreement may be sold, assigned, encumbered, conveyed, or otherwise transferred, whether directly or indirectly, voluntarily or involuntarily, or by operation of law or otherwise (including, without limitation, by a transfer of interests in such party) (collectively, a “Transfer”), without the prior written consent of the other parties hereto, which consent may be granted or denied in its sole and absolute discretion. Any attempted Transfer without such consent shall be null and void. No Transfer, whether

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with or without consent, shall operate to release the party requesting a Transfer or alter such party’s primary liability to perform its obligations under this Agreement. Notwithstanding the foregoing, Buyer shall have the right, power and authority to assign all or any portion of this Agreement or its rights hereunder or to delegate any duties or obligations arising under this Agreement, voluntarily, involuntarily or by operation of law, without Sellers’ consent, to any affiliate of Buyer; provided, however that no such assignment or delegation shall relieve Buyer of its obligations or liabilities under this Agreement.
14.7    Severability. Any provision or part of this Agreement which is invalid or unenforceable in any situation in any jurisdiction shall, as to such situation and such jurisdiction, be ineffective only to the extent of such invalidity and shall not affect the enforceability of the remaining provisions hereof or the validity or enforceability of any such provision in any other situation or in any other jurisdiction.
14.8    Successors and Assigns; Third Parties. Subject to and without waiver of the provisions of Section 14.6 hereof, all of the rights, duties, benefits, liabilities and obligations of the parties under this Agreement shall inure to the benefit of, and be binding upon, their respective successors and assigns. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.
14.9    Counterparts. This Agreement may be executed in as many counterparts as may be deemed necessary and convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same instrument. Originals transmitted by facsimile or electronic mail shall be considered original in all respects.
14.10    Headings; Word Meaning. The Section headings of this Agreement are for convenience of reference only and shall not be deemed to control, affect, modify, explain, restrict, alter or affect the meaning or interpretation of any provision hereof. Words such as “herein,” “hereinafter,” “hereof’ and “hereunder” when used in reference to this Agreement, refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires. The word “including” shall not be restrictive and shall be interpreted as if followed by the words “without limitation.”

14.11    Time of Essence. Time shall be of the essence with respect to all matters contemplated by this Agreement.
14.12    Further Assurances. In addition to the actions recited herein and contemplated to be performed, executed, and/or delivered by Sellers and Buyer, Sellers and Buyer agree to perform, execute and/or deliver or cause to be performed, executed and/or delivered at the Closing or after the Closing any and all such further acts,

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instruments, deeds and assurances as may be reasonably required to consummate the transactions contemplated hereby.
14.13    Number and Gender. Whenever the singular number is used, and when required by the context, the same includes the plural, and the masculine gender includes the feminine and neuter genders.
14.14    Construction. This Agreement shall not be construed more strictly against one party hereto than against any other party hereto merely by virtue of the fact that it may have been prepared by counsel for one of the parties.
14.15    Exhibits. All exhibits attached hereto are hereby incorporated by reference as though set out in full herein.
14.16    Attorneys’ Fees. In the event that any party hereto brings an action or proceeding (including, but not limited to judicial or administrative proceedings or actions) against any other party to enforce or interpret any of the covenants, conditions, agreements or provisions of this Agreement, the prevailing party in such action or proceeding shall be entitled to recover all costs and expenses of such action or proceeding, including, without limitation, attorneys’ fees, charges, disbursements and the fees and costs of expert witnesses, whether at the investigative, pretrial, trial or appellate level. The prevailing party shall be determined by the court based upon an assessment of which party’s major arguments or position prevailed.
14.17    Business Days. As used herein, the term “Business Day” shall mean a day that is not a Saturday, Sunday or legal holiday in the State of Alabama or the State of California. In the event that the date or time for the performance of any covenant or obligation under this Agreement shall fall on a Saturday, Sunday or legal holiday, the date for performance thereof shall be extended to the next Business Day.
14.18    Early Termination. In the event that this Agreement is terminated pursuant to the terms hereof, this Agreement and all of the provisions hereof shall be of no further force or effect and no party shall have any further rights or obligations hereunder, other than pursuant to any provision hereof which expressly survives the termination of this Agreement.
14.19    Waiver of Known Defaults. Notwithstanding anything to the contrary contained herein, in the event that any party hereto has actual knowledge of the default of any other party (a “Known Default”), but nonetheless elects to consummate the transactions contemplated hereby and proceeds to Closing, then the rights and remedies of such non-defaulting party shall be waived with respect to any such Known Default upon the Closing and the defaulting party shall have no liability with respect thereto.
14.20    Confidentiality. Prior to the Closing, Buyer shall hold in strict confidence the pendency of the transactions contemplated herein, the parties to the transactions contemplated herein and all information received from Sellers concerning this transaction

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and shall not release any such information to third parties (other than attorneys, accountants or other professional consultants, or lenders of Buyer) without the prior written consent of Sellers unless otherwise required by law or by the applicable securities exchange. Following Closing, Buyer must submit any and all releases of information to the public relating to the sale of the Property to Buyer, for Sellers’ prior written approval not to be unreasonably withheld. Sellers’ failure to respond within five (5) Business Days after receiving a draft of such press release or similar disclosure from Buyer shall be deemed an approval of such press release or similar disclosure. Buyer will consult with Sellers prior to responding to any inquiries made by any third party respecting the transactions contemplated by this Agreement. Sellers hereby agree that, notwithstanding the foregoing, to the extent it is necessary for Buyer to disclose certain information to proposed lenders, potential investors, or Buyer’s attorneys, engineers and accountants, Buyer may disclose the information to such lenders, investors, or Buyer’s employees, agents, representatives, attorneys, engineers, accountants and other parties actively involved in the transaction, to the extent reasonably necessary for such lender, investors, or Buyer’s employees, agents, representatives, attorneys, engineers, accountants and other parties actively involved in the transaction, to properly analyze and evaluate the proposed transaction, loan or investment. To the extent copies of any information are required to be provided to lenders, investors, or Buyer’s attorneys, engineers and accountants, Buyer shall be permitted to deliver the same to such persons to the extent reasonably necessary to evaluate the proposed transaction, provided, however, upon the delivery of such information, Buyer will advise such lenders, investors, or Buyer’s attorneys, engineers and accountants, of the confidential nature of such information.
14.21    Bulk Sales. Buyer acknowledges that, notwithstanding anything in this Agreement to the contrary, Sellers will not comply with the provision of the bulk sales laws of any jurisdiction in connection with the transactions contemplated by this Agreement, if any. Buyer hereby waives compliance by Sellers with the provisions of the bulk sales laws of all applicable jurisdictions, if any.
14.22    IRS Real Estate Sales Reporting. Buyer and Sellers agree that Escrow Agent shall act as “the person responsible for closing” the transaction which is the subject of this Agreement pursuant to Section 6045(e) of the Code and shall prepare and file all informational returns, including without limitation, IRS Form 1099-S, and shall otherwise comply with the provisions of Section 6045(e) of the Code.
14.23    Sellers’ Liquidity Covenant. In order to support Sellers’ post-Closing obligations under this Agreement, Sellers shall maintain a liquid net worth of at least the Cap Amount in “Unencumbered Assets” (as hereinafter defined) for a period of twelve (12) months following the Closing. As used herein, the term “Unencumbered Assets” shall mean cash in a bank account held or controlled by Sellers on which there is no security interest, pledge, charge or other encumbrance or type of preferential arrangement. Upon Buyer’s written request from time to time, Sellers shall deliver to Buyer a copy of Sellers’ bank statement or other reasonable evidence of Sellers’ compliance with the terms of this Section 14.23.

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14.24    Section 1031 Exchange. Either party may consummate the purchase or sale of the Property as part of a so-called like kind exchange (an “Exchange”) pursuant to Section 1031 of the Code, provided that: (i) the Closing shall not be delayed or affected by reason of an Exchange nor shall the consummation or accomplishment of any Exchange be a condition precedent or condition subsequent to a party’s obligations under this Agreement; (ii) any party desiring an Exchange shall effect its Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary and the other party shall not be required to take an assignment of the purchase agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating such Exchange; and (iii) the party desiring an Exchange shall pay any additional costs that would not otherwise have been incurred by Buyer or Sellers had such party not consummated its purchase or sale through an Exchange. Neither party shall by this Agreement or acquiescence to an Exchange desired by the other party (1) have its rights under this Agreement affected or diminished in any manner or (2) be responsible for compliance with or be deemed to have warranted to the other party that such party’s Exchange in fact complies with Section 1031 of the Code. In connection with such cooperation, Sellers agree, upon request of Buyer to “direct deed” for actual interests in the property to designees of Buyer.
14.25    Buyer’s Disclosures. Sellers acknowledge that it is Buyer’s intention that the ultimate acquirer be a subsidiary of a corporation that is or intends to qualify as a real estate investment trust and that, as such, it is subject to certain filing and reporting requirements in accordance with federal laws and regulations, including but not limited to, regulations promulgated by the Securities and Exchange Commission. Accordingly, and notwithstanding any provision of this Agreement or the provisions of any other existing agreement between the parties hereto to the contrary, Buyer may publically file, disclose, report or publish any and all information related to this transaction that may be required by federal law or regulation.
14.26    Survival of Provisions After Closing. Any provisions of this Agreement that require observance or performance after the Closing Date shall continue in force and effect following the Closing Date.
14.27    Exclusivity. From and after the Execution Date, Sellers and their respective agents, representatives and employees shall immediately cease all marketing of the Property (and Sellers shall not directly or indirectly make, accept, negotiate, entertain or otherwise pursue any offers for the sale of the Property) until such time as this Agreement is terminated.
[Remainder of Page Left Blank Intentionally]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.
BUYER:

GAHC4 IRON MOB PORTFOLIO,
LLC, a Delaware limited liability company

By:	Griffin-American Healthcare REIT
IV Holdings, LP, a Delaware limited
partnership, Its Sole Member,

	By:	Griffin-American Healthcare
REIT IV, Inc., a Maryland
corporation, Its General partner,

		By:	/s/ Danny Prosky
		Name:	Danny Prosky
		Title:	President and Chief
Operating Officer

SELLERS:

CULLMAN POB PARTNERS, LLC,
a Delaware limited liability company

By:	/s/ Thomas M. Klaritch
Name: Thomas M. Klaritch
Title: Executive Vice President

CULLMAN POB II, LLC,
a Delaware limited liability company

By:	/s/ Thomas M. Klaritch
Name: Thomas M. Klaritch
Title: Executive Vice President

HCP COOSA MOB, LLC,
a Delaware limited liability company

By:	/s/ Thomas M. Klaritch
Name: Thomas M. Klaritch
Title: Executive Vice President

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ESCROW AGENT:
The undersigned Escrow Agent hereby accepts the foregoing Purchase and Sale Agreement and Joint Escrow Instructions and agrees to act as Escrow Agent under this Agreement in strict accordance with its terms.

CHICAGO TITLE INSURANCE COMPANY

By:	/s/ Neal J. Miranda
Name: Neal J. Miranda
Title: VP & Senior Counsel
Re: HCP-SSGA to AHI #16002033 (3 sites in AL)